Exhibit 5
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September 5, 1997


ICN Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, California 92626

     RE:  Registration Statement of Form S-3
          ICN Pharmaceuticals, Inc.
          Common Stock
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Ladies and Gentlemen:

     I am Executive Vice President, General Counsel and Corporate Secretary of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares (the "Shares") of common stock, $.01 par value of the Company, being offered pursuant to the above described Registration Statement.

     In connection with the offering of the Shares, I have examined the Amended and Restated Certificate of Incorporation of the Company, By-laws of the Company, the Common Stock Undertaking, Certificate of Designation of Rights and Preferences of Series C Convertible Preferred Stock of the Company, the Registration Rights Agreement by and among F. Hoffmann-La Roche Ltd ("Hoffmann") and the Company, and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

     Based and relying solely upon the foregoing, it is my opinion that: (1) the Shares issued as a post-closing adjustment in connection with the acquisition of Gly-Derm, Inc. in February 1996 or issued to Hoffmann are duly authorized, validly issued, fully paid and nonassessable; and (2) the Shares underlying the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), when issued in accordance with the terms of the Series C Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable. This opinion may be filed as an exhibit to the above described Registration Statement. Consent is also given to the reference to me under the caption "Legal Matters" in such Registration Statement as having passed upon the validity of the issuance of the Shares. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                          Respectfully submitted,
                          /s/ David C. Watt
                          David C. Watt
                          Executive Vice President,
                          General Counsel and Corporate Secretary